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                                     [LOGO]

September 21, 1998

The Board of Directors
Gamma Biologicals, Inc.
3700 Mangum Road
Houston, TX 77092

Attention:  Mr. David E. Hatcher
        Chairman of the Board, President, and Chief Executive Officer

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.10 per share ("Common Stock"), of Gamma Biologicals, Inc. (the "Company"), of the consideration to be received by such holders in the proposed acquisition of the Company by Immucor, Inc. ("Acquiror"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of September 21, 1998, by and among the Company, Acquiror, and Gamma Acquisition Corporation, a wholly owned subsidiary of Acquiror ("Acquisition Sub"). Pursuant to the Agreement, Acquisition Sub would make a cash tender offer ("Tender Offer") to purchase all of the outstanding Common Stock at a price of $5.40 per share. Following completion of the Tender Offer, Acquisition Sub would be merged into the Company (the "Merger") and each outstanding share of Common Stock would be converted into the right to receive $5.40. The terms and conditions of the Tender Offer and the Merger are set forth more fully in the Agreement.

    Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been retained as the exclusive financial advisor to the Company in connection with the Agreement and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Agreement. The portion of our fee to be received for providing this opinion is not contingent upon the consummation of the agreement. The Company has agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of business, Dain Rauscher Wessels may actively trade the securities of both the Company and Acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a copy of the Agreement and Plan of Merger dated September 21, 1998, (ii) certain publicly available information concerning the Company, (iii) certain other internal information concerning the business and operations of the Company, primarily financial in nature (including financial projections for the Company on a stand-

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Dain Rauscher Plaza                                          (612) 371-2800
60 South Sixth Street                                      Fax (612) 371-2763
P.O. Box 1160
Minneapolis, MN 55440-1160

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Dain Rauscher Plaza                                             Dain Rauscher Incorporated
P.O. Box 1160
Minneapolis, MN 55440-1160

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60 South Sixth Street                                                     Member NYSE/SIPC
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The Board of Directors
September 21, 1998
Page 2

alone basis), furnished to us by the management of the Company, (iv) the reported prices and trading activity for the Company's Common Stock, (v) to the extent publicly available, the financial terms of certain comparable acquisition transactions, and (vi) certain financial and securities data for the Company, which we compared with similar information for certain other publicly-traded companies deemed by us to be comparable to the Company. In addition, we had discussions with members of the management of the Company with respect to the financial condition, current operating results, and business outlook for the Company on a stand-alone basis.

    With respect to the Company's financial projections, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We express no opinion as to such financial projection information or the assumptions on which they were based. We have not been engaged to and did not solicit other offers for the Company.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including without limitation the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. Additionally, we have not been asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters.

    Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation to any stockholder with respect to such transaction. Further, our opinion does not address the merits of the underlying decision by the Company to engage in such transaction. This opinion shall not be published or otherwise used, nor shall references to Dain Rauscher Wessels be made, without prior written approval, except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Tender Offer or the Merger sent to the Company's stockholders.

    Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair to such holders, from a financial point of view.

                                          Very truly yours,

                                                         [LOGO]

                                          DAIN RAUSCHER WESSELS
                                          a division of Dain Rauscher
                                          Incorporated